Exhibit D(166)

AMENDMENT TWO

DATED JANUARY 1, 2022 TO

INVESTMENT SUBADVISORY AGREEMENT

for MassMutual Mid Cap Growth Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Frontier Capital Management Company, LLC (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of June 1, 2012, as amended, relating to the MassMutual Select Mid Cap Growth Equity II Fund (now known as MassMutual Mid Cap Growth Fund) (the “Fund”); and

WHEREAS, MassMutual assigned the Agreement to its wholly-owned affiliate, MML Investment Advisers, LLC (“MML Advisers”), effective April 1, 2014; and

WHEREAS, MML Advisers and the Subadviser desire to amend the compensation of the Subadviser as described in the Agreement; and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 – Compensation of the Subadviser is replaced in its entirety with the following:

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Portfolio. For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, MML Advisers agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: [     ].

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC		FRONTIER CAPITAL MANAGEMENT COMPANY, LLC

By:	/s/Douglas Steele	By:	/s/ Robert E. Phay, Jr.
Name: Douglas Steele		Name: Robert E. Phay, Jr.
Title: Vice President		Title: Chief Compliance Officer & General Counsel

Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS
on behalf of MassMutual Mid Cap Growth Fund

By:	/s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer